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                                                                    EXHIBIT 12.1


MMI Companies, Inc. and Subsidiaries
Ratio of earnings to fixed charges
(in thousands except ratios)

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                                                                                                                       Nine months
                                                                          Year ended December 31,                         ended
                                                            ---------------------------------------------------       September 30,
                                                             1992       1993       1994       1995       1996             1997
                                                             ----       ----       ----       ----       ----             ----
Income from continuing operations before income taxes       $ 6,675   $ 15,205   $ 15,589   $ 24,834   $ 26,969       $      23,024

Add fixed charges:
  Interest expense                                            2,152      1,489      1,619      2,767      3,397               2,682
  Preferred dividends (before income taxes)                                                      142
  Amortization of issuance costs                                 36         38        123         41         70                  50
  Portion of rents representative of interest factor            761        666        935        996        972                 829
                                                            -------   --------   --------   --------   --------       -------------
                                                              2,949      2,193      2,677      3,946      4,439               3,561
                                                            -------   --------   --------   --------   --------       -------------

Income as adjusted                                          $ 9,624   $ 17,398   $ 18,266   $ 28,780   $ 31,408       $      26,585
                                                            =======   ========   ========   ========   ========       =============

Fixed charges                                               $ 2,949   $  2,193   $  2,677   $  3,946   $  4,439       $       3,561
                                                            =======   ========   ========   ========   ========       =============

Ratio of earnings to fixed charges                              3.3        7.9        6.8        7.3        7.1                 7.5
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